Prospectus Supplement No. 5
Filed Pursuant to Rule 424(b)(3)
File No. 333-172630

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

17872 Cartwright Road

Irvine, California 92614

(949) 399-4500

Prospectus Supplement No. 5

(to Final Prospectus dated April 6, 2011)

This Prospectus Supplement No. 5 supplements and amends the final prospectus dated April 6, 2011 relating to the sale from time to time of up to 2,672,040 shares of our common stock by certain selling shareholders.

On May 25, 2011, we filed with the U.S. Securities and Exchange Commission (“SEC”) a Current Report on Form 8-K announcing that we received a contract to deliver over 100 plug-in electric hybrid Ford F-150 pick-up trucks (the “F-150 PHEV”) to The Dow Chemical Company. A copy of the 8-K is attached hereto.

On May 26, 2011, we filed with the SEC the attached Form 8-K relating to our issuance of an aggregate of 237,274 shares of our common stock to our senior lender in payment of $1,000,000 of principal due under a demand promissory note.

This Prospectus Supplement No. 5 should be read in conjunction with the final prospectus, as previously supplemented, which we refer to as the prospectus, and is qualified by reference to the prospectus except to the extent that the information in this Prospectus Supplement No. 5 supersedes the information contained in the prospectus.

Our shares of common stock are quoted on the NASDAQ Global Market and trade under the ticker symbol “QTWW.” On May 27, 2011, the last reported sale price of our common stock was $5.03 per share.

Investing in our common stock involves a high degree of risk.

See “Risk Factors” beginning on page 9 of the Final Prospectus dated April 6, 2011.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 5 is May 31, 2011.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): 05/25/2011

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-49629	33-0933072
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17872 Cartwright Road, Irvine, CA 92614

(Address of principal executive offices, including zip code)

(949) 399-4500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

On May 25, 2011, the Registrant announced that it has received a contract to deliver over 100 plug-in electric hybrid Ford F-150 pick-up trucks (the “F-150 PHEV”) to The Dow Chemical Company. The F-150 PHEV will incorporate Quantum’s proprietary F-Drive powertrain technology and be powered by Dow Kokam’s lithium ion battery technology. Conversion of the trucks will be completed in phases beginning in December 2011, with final delivery expected to occur by the end of 2012.

A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01.    Financial Statements and Exhibits

99.1    Press Release dated May 25, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

Date: May 25, 2011	By:	/s/ W. Brian Olson
W. Brian Olson
Chief Financial Officer

Exhibit 99.1

Quantum Receives Fleet Contract from Dow Chemical

Plug-in hybrid Ford F-150 features new Quantum F-Drive powered by Dow Kokam lithium ion technology

Irvine, Calif. May 25, 2011, Quantum Fuel Systems Technologies Worldwide, Inc. (Nasdaq: QTWW) announced today that it has received a contract to deliver 100+ plug-in hybrid electric (PHEV) pickup truck fleet vehicles powered by Dow Kokam lithium ion battery technology to The Dow Chemical Company (NYSE: DOW).

Quantum developed the new hybrid drive system “Quantum F-Drive” specifically for the Ford F-150 pickup truck, one of the highest volume selling fleet vehicles in America. Quantum’s research and development group designed the system to meet the demanding truck applications of America’s largest fleet operators and to provide a mission-ready solution to meet President Barack Obama’s goal of converting the Federal government’s vehicle fleet to hybrids, electric vehicles and other alternative-fuel vehicles.

“Quantum is proud to be partnering with The Dow Chemical Company to launch the PHEV F-150 truck,” said Alan Niedzwiecki, President and CEO of Quantum Technologies. “We are excited and impressed by Dow’s progressive thinking, environmental stewardship and willingness to lead.”

“Dow is a recognized leader in sustainability, as demonstrated by our 2015 Sustainability Goals to reduce energy consumption and emissions, as well as in our mission to passionately innovate what is essential to human progress by providing sustainable solutions… like solar shingles and battery components for electric and hybrid-electric vehicles,” said Dave Kepler, Dow’s executive vice president, Business Services and Chief Sustainability Officer. “By converting approximately 5 percent of our U.S. truck fleet to PHEV battery technology, we are driving the adoption of energy alternatives beyond existing boundaries while we work to reduce emissions and dependence on fossil fuel for fleet operations.”

F-150 PHEV Technical Specifications

The F-Drive system provides a unique combination of low operating costs through substantially increased fuel efficiency, reliability, low maintenance cost, emission reduction benefits and extended range capability. Ideal for fleet vehicle driving characteristics, the F-150 PHEV has a 35 mile electric-only range, shifting to hybrid electric mode thereafter for a total range of over 400 miles.

Providing the energy and power balance required for demanding fleet applications, the 20 kWh Dow Kokam battery enables delivery of the required vehicle range in addition to speeds of up to 85 mph and 0-60 MPH acceleration in less than 12 seconds.

The F-Drive system, has been integrated in the F-150 truck such that there is no impingement into the cab or cargo bed and maintains full ground clearance. The fleet vehicles, incorporating Quantum’s F-Drive, will meet Department of Transportation Federal Motor Vehicles Safety Standards, US

Environmental Protection Agency, California Air Resources Board emission requirements, and incorporate Dow Kokam Lithium Ion batteries.

“Quantum and Dow Kokam are cooperating to bring some of the first PHEV, light duty fleet vehicles to market that truly meet the performance demands and cost payback requirements of corporate fleets,” said Chuck Reardon, commercial vice president, Dow Kokam. “This is possible because Dow Kokam’s advanced battery technology and Quantum’s expert vehicle engineering are capable today of delivering the performance necessary to meet the needs of visionary companies like Dow.”

About Quantum

Quantum Fuel Systems Technologies Worldwide, Inc., (NASDAQ: QTWW) a fully integrated alternative energy company, is a leader in the development and production of advanced propulsion systems, energy storage technologies, and alternative fuel vehicles. Quantum’s wholly owned subsidiary, Schneider Power Inc., and affiliate Asola Advanced and Automotive Solar Systems GmbH complement Quantum’s emerging renewable energy presence through the development and ownership of wind and solar farms, and manufacture of high efficiency solar modules. Quantum’s portfolio of technologies includes electronic controls, hybrid electric drive systems, natural gas and hydrogen storage and metering systems and alternative fuel technologies that enable fuel efficient, low emission hybrid, plug-in hybrid electric, fuel cell, and natural gas vehicles. Quantum’s powertrain engineering, system integration, vehicle manufacturing, and assembly capabilities provide fast-to-market solutions to support the production of hybrid and plug-in hybrid, hydrogen-powered hybrid, fuel cell, natural gas fuel, and specialty vehicles, as well as modular, transportable hydrogen refueling stations. Quantum’s customer base includes automotive OEMs, dealer networks, fleets, aerospace industry, military and other government entities, and other strategic alliance partners.

About Dow Kokam

Dow Kokam brings technologically advanced and economically viable battery solutions to the transportation, defense, industrial and medical industries. Uniting Dow, Kokam America and Dassault SVE creates the first battery and energy management systems manufacturer to combine viable, scalable large-format battery technology with the market franchise, manufacturing expertise and market knowledge necessary to become the clear partner of choice across industries.

Dow Kokam was established in 2009 to develop and manufacture advanced energy storage technologies for the transportation and other industries. The company is owned by The Dow Chemical Company, TK Advanced Battery LLC and Groupe Industriel Marcel Dassault.

Forward Looking Statements:

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements included in this report, other than those that are historical, are forward-looking statements and can generally be identified by words such as “may,” “could,” “will,” “should,” “assume,” “expect,” “anticipate,” “plan,” “intend,” “believe,” “predict,”

“estimate,” “forecast,” “outlook,” “potential,” or “continue,” or the negative of these terms, and other comparable terminology. Various risks and other factors could cause actual results, and actual events that occur, to differ materially from those contemplated by the forward looking statements. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

More information can be found about the products and services of Quantum, Dow Kokam and Schneider Power and Asola at http://www.qtww.com/ , www.dowkokam.com, or you may contact:

Brion D. Tanous

Principal, CleanTech IR, Inc.

Email: btanous@cleantech-ir.com

310-541-6824

Dale Rasmussen

Quantum Technologies

Email: drasmussen@qtww.com

206-315-8242

Erik Moser

On behalf of Dow Kokam

312-729-4395

Email: emoser@golinharris.com

©2011 Quantum Fuel Systems Technologies Worldwide, Inc.

Advanced Technology Center

17872 Cartwright Road, Irvine, CA 92614

Phone 949-399-4500 Fax 949-399-4600

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): 05/20/2011

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-49629	33-0933072
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17872 Cartwright Road, Irvine, CA 92614

(Address of principal executive offices, including zip code)

(949) 399-4500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.    Unregistered Sales of Equity Securities

On each of May 12, 2011 and May 17, 2011, the Company’s senior lender demanded payment of $500,000 (for an aggregate demand of $1,000,000) of principal due under the promissory note referred to in the Company’s financial statements and notes to financial statements as “Term Note B.” The Company exercised its contractual right to satisfy the payment demands in shares of its common stock and delivered 108,954 shares on May 25, 2011, in payment of the demand made on May 12, 2011, and will deliver 128,320 shares on May 31, 2011, in payment of the demand made on May 17, 2011.

The shares issued by the Company to its senior lender were issued to an accredited investor in a transaction exempt from Registration pursuant to Section 4(2) of the Securities Act of 1933. The transactions did not involve a public offering, were made without general solicitation or advertising, and there were no underwriting commissions or discounts.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

Date: May 26, 2011	By:	/s/ W. Brian Olson
W. Brian Olson
Chief Financial Officer